Exhibit 1.1
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Issue Date: December 15, 2021

TRISTATE CAPITAL HOLDINGS, INC.

2.25% FIXED TO FLOATING RATE SENIOR NOTE DUE DECEMBER 15, 2024

1. Payment. TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Company”), for value received, promises to pay to Raymond James Financial, Inc., or its registered assigns (the “Holder”), the principal sum of ONE HUNDRED TWENTY FIVE MILLION DOLLARS ($125,000,000), plus accrued but unpaid interest on December 15, 2024 (the “Maturity Date”) and to pay interest thereon (i) from and including the original Issue Date to but excluding December 15, 2022 or the earlier redemption date contemplated by Section 2 (Redemption) of this Note (the “Fixed Rate Period”) at the rate of 2.25% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months and payable semi-annually in arrears on June 15 and December 15 of each year (each payment date, a “Fixed Interest Payment Date”) beginning June 15, 2022 and (ii) from and including December 15, 2022 to but excluding the Maturity Date or earlier redemption date contemplated by Section 2 (Redemption) of this Note (the “Floating Rate Period”), at the rate per annum, reset quarterly, equal to the Floating Interest Rate (as defined below) determined on the Floating Interest Determination Date (as defined below) of the applicable interest period plus 211 basis points, computed on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears (each quarterly period a “Floating Interest Period”) on March 15, June 15, September 15 and December 15 of each year (each payment date, a “Floating Interest Payment Date”). Dollar amounts resulting from this calculation shall be rounded to the nearest cent, with one-half cent being rounded up. The term “Floating Interest Determination Date” means the date upon which the Floating Interest Rate is determined by the Calculation Agent pursuant to the Three-Month Term SOFR Conventions (as defined below). Notwithstanding anything to the contrary, (i) in the event the Three-Month Term SOFR (as defined below) is less than zero, the Three-Month Term SOFR shall be deemed to be zero, and (ii) if a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have occurred and the Benchmark Replacement (as defined below) is less than zero, then the Benchmark Replacement shall be deemed to be zero.
(a) An “Interest Payment Date” is either a Fixed Interest Payment Date or a Floating Interest Payment Date, as applicable.

(b) The “Floating Interest Rate” means:
(i) initially Three-Month Term SOFR (as defined below).
(ii) Notwithstanding the foregoing clause (i) of this Section 1(b):
(1) If the Calculation Agent, determines prior to the relevant Floating Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each of such terms as defined below) have occurred with respect to Three-

Exhibit 1.1
Month Term SOFR, then the Holder shall promptly provide notice of such determination to the Company and Section 1(c) (Effect of Benchmark Transition Event) will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the Floating Interest Rate payable on this Note during a relevant Floating Interest Period.
(2) However, if the Calculation Agent, determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, but for any reason the Benchmark Replacement has not been determined as of the relevant Floating Interest Determination Date, the Floating Interest Rate for the applicable Floating Interest Period will be equal to the Floating Interest Rate on the last Floating Interest Determination Date for this Note, as determined by the Calculation Agent (as defined below).
(iii) If the then-current Benchmark is Three-Month Term SOFR and any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Holder, then the relevant Three-Month Term SOFR Conventions will apply.
(c) Effect of Benchmark Transition Event
(i) If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to this Note during the relevant Floating Interest Period in respect of such determination on such date and all determinations on all subsequent dates.
(ii) In connection with the implementation of a Benchmark Replacement, the Holder will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Company, and such changes shall become effective without the consent of any other party.
(iii) Any determination, decision or election that may be made by the Calculation Agent pursuant to the benchmark transition provisions set forth herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection:
(1) will be conclusive and binding absent manifest error; and

(2) if made by the Calculation Agent, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects.
(iv) For the avoidance of doubt, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, interest payable on this Note for the Floating Rate Period will be an annual rate equal to the sum of the applicable Benchmark Replacement and the spread specified on the face hereof.
(v) As used in this Note, the following terms have the meanings set forth below:
(1) “Benchmark” means, initially, Three-Month Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
(2) “Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its

Exhibit 1.1
related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:
a. The sum of (i) Compounded SOFR and (ii) the Benchmark Replacement Adjustment;
b. the sum of: (i) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;
c. the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment;
d. the sum of: (i) the alternate rate of interest that has been selected by the Holder as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (ii) the Benchmark Replacement Adjustment.

(3) “Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:
a. the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
b. if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;
c. the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Holder giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.
(4) “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Interest Period” timing and frequency of determining rates with respect to each Floating Interest Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Company decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company determines is reasonably necessary).
(5) “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
a. in the case of clause (a) of the definition of “Benchmark Transition Event” the relevant Reference Time in respect of any determination;
b. in the case of clause (b) or (c) of the definition of “Benchmark Transition Event” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

Exhibit 1.1
c. in the case of clause (d) of the definition of “Benchmark Transition Event” the date of such public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for purposes of such determination.
(6) “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
a. if the Benchmark is Three-Month Term SOFR, (i) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (ii) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (iii) the Calculation Agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;
b. a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
c. a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
d. a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
(7) “Calculation Agent” means such bank or other entity as may be appointed by the Holder to act as Calculation Agent for this Note during the Floating Rate Period (which may be the Holder or an affiliate of the Holder).
(8) “Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Holder or its designee in accordance with:
a. the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
b. if, and to the extent that, the Holder or its designee determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Holder or its designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment.

Exhibit 1.1
(9) “Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.
(10) “FRBNY” means the Federal Reserve Bank of New York.
(11) “FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.
(12) “Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
(13) “ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.
(14) “ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
(15) “ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
(16) “ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
(17) “Reference Time” with respect to any determination of a Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.
(18) “Relevant Governmental Body” means the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

(19) “SOFR” means the daily Secured Overnight Financing Rate provided by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the FRBNY’s Website.
(20) “Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
(21) “Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).
(22) “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Interest Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions.
(23) “Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Interest Period”, timing and frequency of

Exhibit 1.1
determining Three-Month Term SOFR with respect to each Floating Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Holder decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Holder decides that adoption of any portion of such market practice is not administratively feasible or if the Holder determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Holder determines is reasonably necessary).
(24) “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
(d) In the event that any Fixed Interest Payment Date during the Fixed Rate Period falls on a day that is not a Business Day (as defined below), the interest payment due on that date shall be postponed to the next day that is a Business Day and no additional interest shall accrue as a result of that postponement. In the event that any Floating Interest Payment Date during the Floating Rate Period falls on a day that is not a Business Day (as defined below), the interest payment due on that date shall be postponed to the next day that is a Business Day and interest shall accrue to but excluding the date interest is paid. However, if the postponement would cause the day to fall in the next calendar month during the Floating Interest Period, the Floating Interest Payment Date shall instead be brought forward to the immediately preceding Business Day. The term “Business Day” means any day that is not a Saturday or Sunday and that, in the State of New York or the State of Pennsylvania, is not a day on which banking institutions are generally authorized or obligated by law or executive order to close or remain closed.

2. Redemption.
(a) No Redemption Prior to December 15, 2022. This Note shall not be redeemable by the Company in whole or in part prior to December 15, 2022.
(b) Redemption on or after December 15, 2022. On or after December 15, 2022, subject to the provisions of Section 2(f) (Regulatory Approvals) hereof, this Note shall be redeemable at the option of and by the Company, in whole or in part from time to time upon any Interest Payment Date, at an amount equal to 100% of the outstanding principal amount being redeemed plus accrued but unpaid interest, to but excluding the redemption date. In the case of any redemption of this Note pursuant to this paragraph, the Company will give the Holder notice of redemption, which notice shall indicate the aggregate principal amount of the Note to be redeemed, not less than 10 nor more than 60 calendar days prior to the redemption date.

(c) Partial Redemption. If less than the then-outstanding principal amount of this Note is redeemed, a new Note shall be issued representing the unredeemed portion without charge to the holder thereof.
(d) No Redemption at Option of Holder. This Note is not subject to redemption at the option of the Holder.
(e) Effectiveness of Redemption. If notice of redemption has been duly given and notwithstanding that this Note has been called for redemption but has not yet been surrendered for cancellation, on and after the date fixed for redemption, interest shall cease to accrue on the portion of this Note called for redemption, this Note shall no longer be deemed outstanding with respect to the portion called for redemption and all rights with respect to the portion of this Note called for redemption shall forthwith on such date fixed for redemption cease and terminate unless the Company shall default in the payment of the redemption price, except only the right of the Holder to receive the amount payable on such redemption, without interest.
(f) Regulatory Approvals. Any such redemption shall be subject to receipt of any and all required federal and state regulatory approvals or non-objections, including, but not limited to, the consent of the Federal Reserve.

Exhibit 1.1
3. Events of Default; Acceleration.
Each of the following events shall constitute an “Event of Default”:
(a) the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of ninety (90) consecutive calendar days;
(b) the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;
(c) the Company (i) becomes insolvent or is unable to pay its debts as they mature, (ii) makes an assignment for the benefit of creditors, (iii) admits in writing its inability to pay its debts as they mature or (iv) ceases to be a bank holding company under the Bank Holding Company Act of 1956, as amended;
(d) the failure of the Company to pay any installment of interest on any of this Note as and when the same will become due and payable, and the continuation of such failure for a period of fifteen (15) calendar days;

(e) the failure of the Company to pay all or any part of the principal of any of this Note as and when the same will become due and payable;
(f) the liquidation of the Company (for the avoidance of doubt, “liquidation” does not include any merger, consolidation, sale of equity or assets or reorganization (exclusive of a reorganization in bankruptcy) of the Company or any of its subsidiaries);
(g) the failure of the Company to perform any other covenant or agreement on the part of the Company contained in this Note, and the continuation of such failure for a period of thirty (30) days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, will have been given, in the manner set forth in Section 17 (Notices), to the Company by the Holder; or
(h) the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.
Unless the principal amount of this Note already shall have become due and payable, if an Event of Default set forth in Section 3(a) or Section 3(b) above shall have occurred and be continuing, the Holder, by notice in writing to the Company, may declare the principal amount of this Note to be due and payable immediately and, upon any such declaration, the same shall become and shall be immediately due and payable, and the Company waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.
4. Failure to Make Payments. In the event of an Event of Default under Section 3(c) Section 3(d) or Section 3(e) above, the Company will, upon demand of the Holder, pay to the Holder the amount then due and payable on this Note for principal and interest (without acceleration of the Note in any manner), with interest on the overdue principal and interest at the per annum rate borne by this Note, to the extent permitted by applicable law. If the Company fails to pay such amount upon such demand, the Holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid and such amount as shall be sufficient to cover

Exhibit 1.1
the reasonable costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of such Holder, its agents and counsel, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Company.
Upon the occurrence of a failure by the Company to make any required payment of principal or interest on this Note or an Event of Default, until such failure or Event of Default is cured by the Company or waived by the Holder in accordance with Section 13 (Waiver and Consent) hereof, except as may be required by any federal or state bank regulatory agency, the Company shall not: (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s common stock; (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any indebtedness of the Company that ranks equal with or junior to this Note; or (c) make any payments under any guarantee that ranks equal with or junior to this Note, other than: (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans (including, without limitation, any repurchases or acquisitions in connection with the forfeiture of any stock award, cashless or net exercise of any option, or acceptance of common stock in lieu of an award recipient’s tax obligations under any equity award) (the foregoing clauses (i) through (v) are collectively referred to as the “Permitted Dividends”).
5. Affirmative Covenants of the Company.
(a) Notice of Certain Events. To the extent permitted by applicable statute, rule or regulation, the Company shall provide written notice to the Holder of the occurrence of any of the following events as soon as practicable, but in no event later than fifteen (15) Business Days following the Company becoming aware of the occurrence of such event:
(i) The Company or any of its banking subsidiaries become less than “well-capitalized” as defined under the then applicable regulatory capital standards; or
(ii) The Company, or any of the Company’s subsidiaries, or any officer of the Company (in such capacity), becomes subject to any formal, written regulatory enforcement action (as defined by the applicable state or federal bank regulatory authority);

(b) Payment of Principal and Interest. The Company covenants and agrees for the benefit of the Holder that it will duly and punctually pay the principal of, and interest on, this Note, in accordance with the terms hereof.
(c) Maintenance of Office. The Company will maintain an office or agency in the City of Pittsburgh, Pennsylvania where this Note may be surrendered for registration of transfer and where notices and demands to or upon the Company in respect of this Note may be served. The Company may also from time to time designate one or more other offices or agencies where this Note may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the State of

Exhibit 1.1
Pennsylvania. The Company will give prompt written notice to the Holder of any such designation or rescission and of any change in the location of any such other office or agency.
(d) Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect: (i) the corporate existence of the Company; (ii) the existence (corporate or other) of TriState Capital Bank (the “Bank”); and (iii) the rights (constituent governing documents and statutory), licenses and franchises of the Company and the Bank; provided, however, that the Company will not be required to preserve its or the Bank’s existence (corporate or other) or any such right, license or franchise of the Company or the Bank if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries taken as a whole and that the loss thereof will not be disadvantageous in any material respect to the Holder.
(e) Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any term, provision or condition set forth in Section 5(c) (Maintenance of Office), or Section 5(d) (Corporate Existence), above, with respect to this Note if before the time for such compliance the Holder, either waives such compliance in such instance or generally waives compliance with such term, provision or condition, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company in respect of any such term, provision or condition will remain in full force and effect.

(f) Financial Statements; Access to Records.
(i) In the event the Company is no longer subject to the reporting requirements of Section 13 or Section 15(d), as applicable, of the Exchange Act: (A) not later than forty-five (45) days following the end of each quarterly period for which the Company has not submitted a Consolidated Financial Statements for Holding Companies Reporting Form FR Y-9C to the Federal Reserve, upon request, the Company shall provide the Holder with a copy of the Company’s unaudited consolidated balance sheet and statement of income (loss) for and as of the end of such immediately preceding fiscal quarter, prepared in accordance with past practice. Quarterly financial statements, if required herein, shall be unaudited and need not comply with generally accepted accounting principles in the United States (“GAAP”); and (B) not later than one hundred twenty (120) days from the end of each fiscal year, upon request the Company shall provide the Holder with copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company as of the fiscal year end and the related statements of income (loss) and retained earnings, stockholders’ equity and cash flows for the fiscal year then ended. Such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved.
(ii) In addition to the foregoing Sections 5(f)(i), the Company agrees to furnish to the Holder, upon request, such financial and business information of the Company and the Bank as Holder may reasonably request as may be reasonably necessary or advisable to allow the Holder to confirm compliance by the Company with this Note.

(g) Company Statement as to Compliance. The Company will deliver to the Holder, within one hundred twenty (120) days after the end of each fiscal year, a certificate of the chief executive officer or chief financial officer of the Company covering the preceding fiscal year, stating whether or not, to the best of his or her knowledge, the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Note (without regard to notice requirements or periods of grace) and if the Company will be in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge.
6. Negative Covenants of the Company.

Exhibit 1.1
(a) Limitation on Dividends. The Company shall not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Company if the Company or any of its banking subsidiaries is not “well capitalized” for regulatory purposes immediately prior to the declaration of and after giving effect to the payment of such dividend or distribution, except for Permitted Dividends.
(b) Merger or Sale of Assets. The Company shall not merge into another entity, effect a Change in Bank Control (as defined below) or convey, transfer or lease substantially all of its properties and assets to any person, unless:
(i) the continuing entity into which the Company is merged or the person which acquires by conveyance or transfer or which leases substantially all of the properties and assets of the Company shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on this Note according to its terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Company to be performed or observed; and
(ii) immediately after giving effect to such transaction, no Event of Default (as defined above), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.
“Change in Bank Control” means the sale, transfer, lease or conveyance by the Company, or an issuance of equity securities by the Bank other than to the Company, in either case resulting in ownership by the Company of less than 50% of the Bank.
7. Charges and Transfer Taxes. No service charge will be made for any registration of transfer or exchange of this Note, or any redemption or repayment of this Note, or any exchange of this Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Note from the Holder requesting such transfer or exchange.

8. Payment Procedures. Payment of the principal and interest payable on the Maturity Date will be made by check, by wire transfer or by Automated Clearing House (ACH) transfer in immediately available funds to a bank account in the United States designated by the registered Holder if such Holder shall have previously provided wire or ACH instructions to the Company, upon presentation and surrender of this Note at the Payment Office (as defined in Section 17 (Notices) below) or at such other place or places as the Company shall designate by notice to the registered Holder as the Payment Office, provided that this Note is presented to the Company in time for the Company to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date) shall be made on each Interest Payment Date by wire transfer in immediately available funds or check mailed to the registered Holder, as such person’s address appears on the Security Register (as defined below). Interest payable on any Interest Payment Date shall be payable to the Holder in whose name this Note is registered at the close of business on the calendar day immediately prior to the applicable Interest Payment Date, without regard to whether such date is a Business Day, except that interest not paid on the Interest Payment Date, if any, will be paid to the Holder in whose name this Note is registered at the close of business on a special record date fixed by the Company (a “Special Record Date”) notice of which shall be given to the Holder not less than ten (10) calendar days prior to such Special Record Date. To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal or interest on this Note not paid when due. All payments on this Note shall be applied first against costs and expenses of the Holder, if any, for which the Company is liable under this Note; then against interest due hereunder; and then against principal due hereunder.

Exhibit 1.1
9. Form of Payment. Payments of principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.
10. Registration of Transfer, Security Register. Subject to limitations on transfer under applicable state and federal securities laws, this Note is transferable in whole but not in part, to any Affiliate (as such term is defined in Rule 405 under the Securities Act of 1933) of the Holder, by the Holder in person, or by its attorney duly authorized in writing, at the Payment Office or the offices of the Registrar. The Company or its agent (the “Registrar”) shall maintain a register providing for the registration of this Note and any transfer thereof (the “Security Register”). Upon surrender or presentation of this Note for registration of transfer, the Company or the Registrar shall execute and deliver in exchange therefor a Note of like aggregate principal amount, (and, bearing the restrictive legend(s) set forth hereinabove) and that is registered in such name requested by the Holder. Any Note presented or surrendered for registration of transfer shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Holder or its attorney duly authorized in writing, with such tax identification number (including, without limitation, an appropriate and properly executed Internal Revenue Service Form W-9 or appropriate type of Form W-8) or other information for each person in whose name the Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Note as the Company may reasonably request to comply with applicable law. No registration of transfer of this Note shall be made on or after (i) the fifteenth (15th) day immediately preceding the Maturity Date or (ii) the due delivery of notice of redemption.
11. Successors and Assigns. This Note shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign the Holder’s rights and benefits hereunder only to the extent and in the manner permitted by the terms of this Note and under applicable securities laws and regulations.
12. Ownership. Prior to due presentment of this Note for registration of transfer, the Company may treat the Holder in whose name this Note is registered in the Security Register as the absolute owner of this Note for receiving payments of principal and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Company shall not be affected by any notice to the contrary.

13. Waiver and Consent.
(a) This Note may be amended or waived pursuant to, and in accordance with, the provisions set forth herein. Any such consent or waiver given by the Holder shall be conclusive and binding upon such Holder and upon all subsequent holders of this Note and of any Note issued upon the registration of transfer hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Any insured depository institution that shall be a Holder or that otherwise shall have any beneficial ownership interest in this Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.
(b) No waiver or amendment of any term, provision, condition, covenant or agreement in this Note shall be effective except with the consent of the Holder. No failure to exercise or delay in exercising, by the Holder of the Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Note are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on the Company in any case shall, in itself, entitle the Company to any other or further notice or

Exhibit 1.1
demand in similar or other circumstances or constitute a waiver of the rights of the Holders to any other or further action in any circumstances without notice or demand. No consent or waiver, express or implied, by the Holder to or of any breach or default by the Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of the Company hereunder. Failure on the part of the Holder to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by the Holder of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by the Company.

14. Absolute and Unconditional Obligation of the Company.
(a) No provisions of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.
(b) No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.
(c) Any insured depository institution which shall be a Holder or which otherwise shall have any beneficial ownership interest in this Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.
15. No Sinking Fund; Convertibility. This Note is not entitled to the benefit of any sinking fund. This Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any subsidiary of the Company.
16. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in this Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder and as part of the consideration for the issuance of this Note.
17. Notices. All notices to the Company under this Note shall be in writing and addressed to the Company at Tristate Capital Holdings, Inc., One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, Pennsylvania 15219, Attention: Chief Financial Officer, or to such other address as the Company may notify to the Holder (the “Payment Office”). All notices to the Holder shall be in writing and sent by first-class mail to each Holder at his or its address as set forth in the Security Register.

18. Governing Law; Interpretation. THIS NOTE WILL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.
[Signature Page Follows]

Exhibit 1.1
IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested.

TRISTATE CAPITAL HOLDINGS, INC.

By:	/s/ James F. Getz
Name:	James F. Getz
Title:	Chief Executive Officer

ATTEST:

/s/ Karla Villatoro de Friedman
Name: Karla Villatoro de Friedman
Title: General Counsel

[Signature Page to Note]

Exhibit 1.1
ASSIGNMENT FORM

Capitalized terms used herein but not defined have the meanings assigned in the Note
To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

_____________________________________________________________
(Print or type assignee’s name, address and zip code)

_____________________________________________________________
(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint __________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the face of this Note)

FOR EXECUTION BY AN ENTITY:

By:
Name:
Title:

Tax Identification No:
Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

Exhibit 1.1
In connection with any transfer or exchange of this Note occurring prior to the date that is one year after the later of the date of original issuance of this Note and the last date, if any, on which this Note was owned by the Company or any Affiliate of the Company, the undersigned confirms that this Note is being:

CHECK ONE BOX BELOW:

☐	(1) acquired for the undersigned’s own account, without transfer;
☐	(2) transferred to the Company;
☐	(3) transferred in accordance and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);
☐	(4) transferred under an effective registration statement under the Securities Act;
☐	(5) transferred in accordance with and in compliance with Regulation S under the Securities Act;
☐	(6) transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act);
☐	(7) transferred to an “accredited investor” (as defined in Rule 501(a)(4) under the (Securities Act), not referred to in item (6) that has been provided with the information designated under Section 4(d) of the Securities Act; or
☐	(8) transferred in accordance with another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Company will refuse to register this Note in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company may require, prior to registering any such transfer of this Note, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act such as the exemption provided by Rule 144 under such Act.

FOR EXECUTION BY AN ENTITY:

By:
Name:
Title:

Tax Identification No:

Signature Guarantee:
(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15).

Exhibit 1.1
TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	Signature:
Print Name:

FOR EXECUTION BY AN ENTITY:

By:
Name:
Title:

Tax Identification No: